Exhibit 99.1

Amplify Energy Announces First Quarter 2026 Results and Announces Beta Field Royalty Relief

HOUSTON, May 11, 2026 -- Amplify Energy Corp. (NYSE: AMPY) (“Amplify,” the “Company,” “us,” or “our”) announced today updates to its operating and financial results for the first quarter of 2026 and reaffirmed its full-year 2026 guidance.

First Quarter Highlights and Recent Developments

●	During the first quarter of 2026, the Company:
o	Averaged total production of 6.4 Mbopd (100% oil)
o	Generated net cash provided by operating activities of $4.5 million and a net loss of $38.1 million
o	Delivered Adjusted EBITDA of $3.8 million and Adjusted Net Income of $5.3 million
o	Concluded all transition services related to the East Texas and Oklahoma asset divestitures
o	Obtained royalty relief at our Beta field, reducing the Company’s royalty burden to approximately 12.5% (from approximately 25.0%) effective May 1, 2026, increasing net production and revenue
o	Continued the drilling program at Beta
o	Completed the C04 well in March with a peak IP30 of 500 Bopd. At current pricing, Amplify expects the well to pay out in approximately six months with an IRR greater than 100%
o	The C32 well was spud in late March and encountered mechanical complications in the shallow sections of the well leading to the abandonment of the well before setting intermediate casing
o	Continued strategic evaluation of Bairoil’s potential role in carbon storage and low-carbon initiatives
o	Reaffirmed prior guidance for full-year 2026
o	As of March 31, 2026, Amplify had no outstanding debt under its revolving credit facility and $41.5 million cash and cash equivalents

Dan Furbee, the Company’s Chief Executive Officer, stated, “Amplify has entered 2026 with positive momentum, supported by a strong balance sheet, a more streamlined organization, a simplified oil-weighted portfolio and a constructive crude oil price environment. As we pursue value-adding opportunities at Beta and Bairoil, we believe we will continue to benefit from these dynamics.”

Mr. Furbee continued, “At Beta, we continue to pursue our drilling program, and we are pleased with the performance of the C04 well that we brought on-line in March as it further demonstrates the prolific results of the Joulters fault block at Beta. Furthermore, the team recently secured royalty relief that has increased our net production and profitability at Beta. At Bairoil, we remain optimistic that we will find opportunities to leverage our available pore space to enhance the asset’s cash generating potential.”

Beta Royalty Relief

Amplify successfully obtained royalty relief at its Beta field effective May 1, 2026, which reduced the Company’s royalty burden by approximately 50.0% (from 25.0% to approximately 12.5%), resulting in higher production and revenue. This relief increases net production by over 600 barrels of oil per day and is expected to generate more than $1.0 million per month in incremental revenue at current commodity prices. Royalty relief is subject to pricing and production thresholds, detailed further in our latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which Amplify expects to file with the Securities and Exchange Commission (the “SEC”) on May 11, 2026.

Key Financial Results – 1st Quarter

The quarter-over-quarter comparisons presented herein are affected by the East Texas and Oklahoma asset divestures completed during the fourth quarter of 2025. These transactions materially impact reported results, and accordingly, period-to-period comparisons should be considered in light of these asset divestitures unless otherwise specified.

During the first quarter of 2026, the Company reported a net loss of approximately $38.1 million compared to net income of $64.4 million in the prior quarter which included the gain on the divestiture of the East Texas and Oklahoma assets. The net loss in the quarter was primarily attributable to a $43.4 million non-cash unrealized loss on commodity derivatives during the period.  Excluding the impact of the non-cash unrealized loss on commodity derivatives, and additional other one-time impacts, Amplify generated Adjusted Net Income of $5.3 million in the first quarter of 2026. First quarter 2026 Adjusted EBITDA was $3.8 million and Free Cash Flow was negative $18.1 million. Both Adjusted EBITDA and Free Cash Flow were in line with expectations.

	First Quarter	Fourth Quarter
$ in millions	2026	2025
Net income (loss)	$(38.1)	$64.4
Net cash provided by (used in) operating activities	$4.5	$(13.4)
Average daily production (MBoe/d)	6.4	17.1
Total revenues excluding hedges	$37.5	$56.6
Adjusted EBITDA (a non-GAAP financial measure)	$3.8	$21.5
Adjusted net income (loss), (a non-GAAP financial measure)	$5.3	$(10.4)
Total capital	$21.0	$16.2
Free Cash Flow (a non-GAAP financial measure)	$(18.1)	$2.0

Corporate Production and Pricing

During the first quarter of 2026, average daily production was approximately 6.4 MBopd and 100% crude oil. Compared to the prior quarter, Beta average daily production increased by approximately 1%, while Bairoil average daily production declined by 6% due to downtime from compression disruptions.

Total oil, natural gas and NGL revenues for the first quarter of 2026 were approximately $37.3 million, before the impact of derivatives. The Company realized a net loss on commodity derivatives of $2.4 million during the first quarter of 2026.

The following table sets forth information regarding average realized crude sales prices for the periods indicated:

	Crude Oil ($/Bbl)
	Three	Three
	Months	Months
	Ended	Ended
	March 31,	December 31,
	2026	2025
Average Brent Price	$77.67	$63.06
Average WTI Price	$71.93	$59.14

Average sales price exclusive of realized derivatives	$64.93	$54.18
Realized derivatives	(4.43)	8.92

Average sales price inclusive of realized derivatives	$60.49	$63.10

Costs and Expenses

In the first quarter of 2026, lease operating expenses at Beta and Bairoil were approximately $22.0 million, which was in line with expectations. Compared to the first quarter of 2025, lease operating expenses in the first quarter of 2026 at Bairoil and Beta were lower by $1.8 million and $3.3 million, respectively. Full-year 2026 lease operating expense guidance remains unchanged at $80.0 to $100.0 million.

Severance and ad valorem taxes for Beta and Bairoil in the first quarter of 2026 were approximately $2.3 million, which was in line with the prior quarter and consistent with expectations. Severance and ad valorem taxes as a percentage of revenue were approximately 6.3% in the first quarter of 2026.

Amplify incurred approximately $0.8 million, or $1.31 per Boe, of gathering, processing and transportation (GP&T) expenses in the first quarter of 2026.

Cash G&A expenses in the first quarter of 2026 were approximately $6.3 million compared to $7.3 million in the first quarter of 2025. The Company anticipates that quarterly cash G&A expenses will be significantly lower throughout the remainder of the year primarily due to annual year-end processes that impact various cost drivers in the first quarter and the significant reduction in Company overhead related to the East Texas and Oklahoma divestures. The Company expects costs to be in line with our previously announced guidance range of $17.0 to $22.0 million.

In the first quarter of 2026, depreciation, depletion, and amortization expense totaled approximately $5.7 million and net interest expense was $1.0 million. As noted in last quarter’s earnings release, interest expense is primarily related to surety bond premiums for the Beta asset.

Amplify recorded an $11.6 million deferred income tax benefit for the first quarter of 2026.

First Quarter Capital Investments

Cash capital investment during the first quarter of 2026 was approximately $21.0 million.  The Company’s capital allocation in the quarter was primarily invested in development drilling and recompletions at Beta.

The following table details Amplify’s capital invested during the first quarter of 2026:

First Quarter
2026 Capital
($ MM)
Bairoil	$0.4
Beta	20.6
Divested Assets	0.0
Total Capital Invested	$21.0

2026 Remaining Year Outlook

Beta

At Beta, Amplify continues to advance its focused, high-return development program centered on the D Sand interval in the Joulters fault block. First quarter activity at Beta reinforces the technical quality and durability of this development area and highlights the Company’s disciplined approach to execution as it progresses its development program.

During the first quarter of 2026, Amplify drilled the C04 well in the Joulters fault block targeting the D Sand, which delivered a strong IP30 production rate of approximately 500 barrels of oil per day. The performance of the C04 well is consistent with prior results in the Joulters block and further reinforces our assessment that this area represents a very attractive and value-accretive development opportunity. With significant additional D Sand drilling locations identified in our inventory, these results continue to support what we believe to be a repeatable, multi-year development opportunity within the Joulters fault block.

The Company also initiated drilling operations on the C32 well and C55 well during the first quarter of 2026. While running intermediate casing, the C32 well encountered a tool failure that prevented further progression of the well. As a result, Amplify has elected not to complete the C32 well. Although disappointing, this decision reflects the Company’s disciplined development philosophy and focus on deploying capital only where risk adjusted returns meet established investment thresholds.

With respect to the C55 well, the Company completed the planned plug back of the original wellbore, set a whipstock, milled the casing window for the sidetrack, and drilled a portion of the intermediate hole section. During these operations, an over pressured B Sand interval was encountered, requiring the installation of an expandable liner prior to completion. The required liner is expected to be available toward the end of the second quarter of 2026, at which time Amplify intends to complete the C55 well.

Currently, the Company is drilling the C29 well in the Joulters fault block and plans to subsequently drill the C16 well, also targeting the Joulters fault block, followed by completion of the C55 well in the Main Fault block.

As previously disclosed, the Company had expected to complete its first four wells by the end of June. Following the tool failure encountered in the C32 well, Amplify now anticipates completing these initial four wells early in the third quarter of 2026. Upon completion, the Company will evaluate well performance and determine the appropriate development pace for the remainder of 2026. Importantly, the recently granted royalty relief applicable to the Beta field is expected to more than offset the impact associated with the revised completion timing.

Overall, Amplify remains encouraged by the technical results achieved at Beta, particularly within the Joulters fault block, and believes the field continues to offer a deep inventory of high return development opportunities. With a strengthened balance sheet and a more focused asset base, the Company is well positioned to execute its Beta development program in a disciplined manner while delivering long-term value to shareholders. Please see our recently released investor presentation for more details on our Beta assets and near-term drilling and development plans.

Bairoil

At Bairoil, Amplify continues to focus on enhancing asset value through operating efficiency, cost discipline, and the evaluation of carbon capture, utilization and sequestration (“CCUS”) opportunities. The Company believes Bairoil is well positioned for CCUS development given its reservoir characteristics, existing CO₂ infrastructure, and proximity to established CO₂ transportation corridors. Management continues to evaluate opportunities that could leverage these attributes to create incremental long-term value, extend the field life, and enhance future cash flow, while maintaining a disciplined and measured approach to capital investment.

Bairoil production during the first quarter of 2026 was impacted by compressor run time interruptions, which led to temporary production curtailments across the field. Compression operations have since been restored, and base production is expected to return to prior rates.

Notably, the downtime associated with these interruptions allowed the operations team to complete planned maintenance at the CO₂ gas plant that had originally been scheduled for mid-year. As a result, the Company will avoid a future planned shutdown, enabling continued operations and helping keep full year Bairoil production projections within guidance expectations.

Looking forward, Amplify remains focused on maximizing the long-term value of the Bairoil asset through continued operational optimization and the advancement of CCUS initiatives that have the potential to generate additional cash flow and strategic optionality. Management believes these efforts, combined with improving operational reliability, position Bairoil to play an increasingly important role in the Company’s long-term value creation strategy.

Revolving Credit Facility and Liquidity

As of March 31, 2026, Amplify had no debt outstanding under its revolving credit facility, with a current borrowing base of $25.0 million and elected commitments of $15.0 million.  As of such date, Amplify’s liquidity was approximately $56.5 million, consisting of $41.5 million of cash on hand and available borrowing capacity of approximately $15.0 million.

The Company is currently in the process of completing its regularly scheduled semi-annual borrowing base redetermination, with results expected later in the month. Based on current expectations, Amplify does not anticipate any changes to the borrowing base as a result of this process.

Full-Year 2026 Guidance

The Company is reaffirming prior full-year 2026 guidance, as it expects production, cost, and capital to be in line with prior expectations. Based on higher commodity prices, Amplify expects adjusted EBITDA to be at the high end of the guidance range.

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2026 guidance is based on its current expectations regarding capital investment levels and flat commodity prices for crude oil of $65/Bbl (WTI) and on the assumption that market demand and prices for oil will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	March 9th, 2026 Guidance
	FY 2026E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	6.7	—	7.9

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(6.00)	—	$(9.00)

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$2.00	—	$3.00

Average Costs
Lease Operating ($ MM)	$80.00	—	$100.00
Taxes (% of Revenue)(1)	5.0%	—	6.0%
Recurring Cash General and Administrative ($ MM)(2)(3)	$17.00	—	$22.00

Adjusted EBITDA ($ MM) (2)(3)	$20	—	$45
Cash Interest Expense ($ MM)	$3	—	$4
Capital Investment ($ MM)	$45	—	$65
Beta Sinking Fund ($ MM)	$9	—	$9

(1) Includes production, ad valorem and franchise taxes

(2) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of cash G&A and Adjusted EBITDA, non-GAAP measures

(3) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging

Amplify maintains a robust hedge portfolio designed to support cash flows and provide downside protection in periods of commodity price volatility, further enhancing forward cash flow visibility. In the first quarter of 2026, Amplify executed WTI crude oil swaps covering portions of 2026 and 2027 at a weighted average price of $68.61/Bbl and Brent crude oil swaps covering portions of 2026 and 2027 at a weighted average price of $80.29/Bbl. In addition, the Company entered into (i) WTI costless collars covering portions of 2027 with weighted average floors of $65.00/Bbl and weighted average ceilings of $77.50/Bbl and (ii) Brent costless collars covering portions of 2027 with weighted average floors of $74.00/Bbl and weighted average ceilings of $83.35/Bbl.

Amplify has posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which Amplify expects to file with the SEC on May 11, 2026.

About Amplify Energy

Amplify Energy Corp. is an independent oil company engaged in the acquisition, development, exploitation, and production of oil. Amplify’s operations are focused in Beta (Pacific Outer Continental Shelf) and Bairoil (Rockies). For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the Company’s evaluation and implementation of strategic alternatives; risks related to the redetermination of the borrowing base under the Company’s revolving credit facility; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including the Russian invasion of Ukraine, and ongoing conflicts in the Middle East, trade wars and the potential destabilizing effect such conflicts may pose for the global oil and natural gas markets; expectations regarding general economic conditions, including inflation; the remediation of a material weakness; and the impact of local, state and federal governmental regulations, including those related to climate change, and potential changes in these regulations. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and cash G&A. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income (loss) plus Interest expense, net; Income tax expense (benefit); DD&A; Impairment expense; Accretion of AROs; Loss or (gain) on commodity derivative instruments; Cash settlements received or (paid) on expired commodity derivative instruments; Amortization of gain associated with terminated commodity derivatives; Losses or (gains) on sale of properties; Share-based compensation expenses; Exploration costs; Acquisition and divestiture related costs; Loss on settlement of AROs; Bad debt expense; Severance payments; Pipeline incident loss and other non-routine items that we deem appropriate. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Adjusted Net Income (Loss). Amplify defines Adjusted Net Income (Loss) as net income (loss) adjusted for unrealized loss (gain) on commodity derivative instruments, acquisition and divestiture-related expenses, impairment expense, unusual and infrequent items, and the income tax expense or benefit of these adjustments using our federal statutory tax rate. Adjusted Net Income (Loss) excludes the impact of unusual and infrequent items affecting earnings that vary widely and unpredictably. This measure is not meant to disassociate these items from management's performance but rather is intended to provide helpful information to investors interested in comparing our performance between periods. Adjusted Net Income (Loss) is not considered to be an alternative to net income (loss) reported in accordance with GAAP.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free Cash Flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to Free Cash Flow are net income and net cash provided by operating activities.

Cash G&A. Amplify defines cash G&A as general and administrative expense, less share-based compensation expense; acquisition and divestiture costs; bad debt expense; severance payments; and other non-routine items that we deem appropriate. Cash G&A is an important non-GAAP financial measure for Amplify’s investors since it allows for analysis of G&A spend without regard to share-based compensation and other non-recurring expenses which can vary substantially from company to company. The GAAP measure most directly comparable to cash G&A is total G&A expense.

Contacts

Jim Frew -- President and Chief Financial Officer

(832) 219-9044

jim.frew@amplifyenergy.com

Michael Jordan -- Vice President, Finance and Treasury

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2026	December 31, 2025
Revenues:
Oil and natural gas sales	$37,263	$54,740
Other revenues	201	1,814
Total revenues	37,464	56,554

Costs and Expenses:
Lease operating expense	22,154	29,672
Pipeline incident loss	12	1,778
Gathering, processing and transportation	759	3,549
Exploration	—	17
Taxes other than income	2,340	3,533
Depreciation, depletion and amortization	5,660	5,221
General and administrative expense	8,913	18,280
Accretion of asset retirement obligations	1,248	2,249
Realized (gain) loss on commodity derivatives	2,374	(6,033)
Unrealized (gain) loss on commodity derivatives	43,448	(7,597)
(Gain) loss on sale of properties	(164)	(90,012)
Other, net	30	1,000
Total costs and expenses	86,774	(38,343)

Operating Income (loss)	(49,310)	94,897

Other Income (Expense):
Interest expense, net	(988)	(4,604)
Other income (expense)	624	(45)
Total Other Income (Expense)	(364)	(4,649)

Income (loss) before reorganization items, net and income taxes	(49,674)	90,248

Income tax benefit (expense) - current	—	1,757
Income tax benefit (expense) - deferred	11,558	(27,594)
Net income (loss)	$(38,116)	$64,411

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.93)	$1.50

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2026	December 31, 2025
Oil and natural gas revenue:
Oil Sales	$37,408	$37,533
NGL Sales	(93)	4,174
Natural Gas Sales	(52)	13,033
Total oil and natural gas sales - Unhedged	$37,263	$54,740

Production volumes:
Oil Sales - MBbls	576	694
NGL Sales - MBbls	2	233
Natural Gas Sales - MMcf	7	3,892
Total - MBoe	580	1,575
Total - MBoe/d	6.4	17.1

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$64.93	$54.18
NGL - per Bbl	$(37.36)	$17.87
Natural gas - per Mcf	$(6.93)	$3.35
Total - per Boe	$64.26	$34.75

Average unit costs per Boe:
Lease operating expense	$38.20	$18.84
Gathering, processing and transportation	$1.31	$2.25
Taxes other than income	$4.03	$2.24
General and administrative expense	$15.37	$11.61
Depletion, depreciation, and amortization	$9.76	$3.31

Selected Financial Data - Unaudited

Asset Operating Statistics

	Three Months	Three Months
	Ended	Ended
	March 31, 2026	December 31, 2025
Production volumes - MBOE
Bairoil	244	266
Beta	332	336
Divested Assets	4	973
Total - MBOE	580	1,575
Total - MBoe/d	6.4	17.1
% - Liquids	100%	59%

Lease operating expense - $M
Bairoil	$11,926	$10,065
Beta	10,037	11,254
Divested Assets	192	8,352
Total Lease operating expense:	$22,155	$29,671

Capital expenditures - $M
Bairoil	$378	$(155)
Beta	20,598	16,091
Divested Assets	0	280
Total Capital expenditures:	$20,976	$16,216

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2026	December 31, 2025
Assets
Cash and Cash Equivalents	$41,486	$60,666
Accounts Receivable	19,860	30,141
Other Current Assets	23,926	39,787
Total Current Assets	$85,272	$130,594

Net Oil and Gas Properties	$204,216	$188,941
Other Long-Term Assets	291,618	281,365
Total Assets	$581,106	$600,900

Liabilities
Accounts Payable	$22,477	$17,901
Accrued Liabilities	20,684	34,518
Other Current Liabilities	30,281	5,638
Total Current Liabilities	$73,442	$58,057

Asset Retirement Obligation	$73,504	$72,376
Other Long-Term Liabilities	13,593	11,744
Total Liabilities	$160,539	$142,177

Shareholders' Equity
Common Stock & APIC	$446,183	$446,223
Accumulated Earnings (Deficit)	(25,616)	12,500
Total Shareholders' Equity	$420,567	$458,723

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2026	December 31, 2025
Net cash provided by (used in) operating activities	$4,474	$(13,438)
Net cash provided by (used in) investing activities	(21,558)	197,855
Net cash provided by (used in) financing activities	(2,096)	(123,751)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	March 31, 2026	December 31, 2025
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$4,474	$(13,438)
Changes in working capital	(2,350)	11,601
Interest expense, net	988	4,604
Cash settlements paid (received) on terminated commodity derivatives	350	93
Amortization of gain associated with terminated commodity derivatives	(250)	159
Amortization and write-off of deferred financing fees	(80)	(1,557)
Exploration costs	—	17
Acquisition and divestiture related costs	73	4,964
Plugging and abandonment cost	30	1,300
Current income tax expense (benefit)	—	(1,757)
Severance payments	320	5,350
Pipeline incident loss	12	1,778
(Gain) loss on sale of properties	—	8,346
Other	204	—
Adjusted EBITDA:	$3,771	$21,460

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$3,771	$21,460
Less: Cash interest expense	908	3,278
Less: Capital expenditures	20,976	16,216
Free Cash Flow:	$(18,113)	$1,966

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	March 31, 2026	December 31, 2025
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(38,116)	$64,411
Interest expense, net	988	4,604
Income tax expense (benefit) - current	—	(1,757)
Income tax expense (benefit) - deferred	(11,558)	27,594
Depreciation, depletion and amortization	5,660	5,221
Accretion of asset retirement obligations	1,248	2,249
(Gains) losses on commodity derivatives	45,822	(13,630)
Cash settlements received (paid) on expired commodity derivative instruments	(2,554)	6,655
Amortization of gain associated with terminated commodity derivatives	(250)	159
Acquisition and divestiture related costs	73	4,964
Share-based compensation expense	2,056	1,756
(Gain) loss on sale of properties	(164)	(90,012)
Exploration costs	—	17
Loss on settlement of AROs	30	1,000
Bad debt expense	—	1,101
Severance payments	320	5,350
Pipeline incident loss	12	1,778
Other	204	—
Adjusted EBITDA:	$3,771	$21,460

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$3,771	$21,460
Less: Cash interest expense	908	3,278
Less: Capital expenditures	20,976	16,216
Free Cash Flow:	$(18,113)	$1,966

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	March 31, 2026	December 31, 2025
Reconciliation of Adjusted Net Income (Loss):
Net income (loss)	$(38,116)	$64,411
Unrealized (gain) loss on commodity derivatives	43,448	(7,597)
Acquisition and divestiture related costs	73	4,964
Non-recurring costs:
(Gain) loss on sale of properties	(164)	(90,012)
Tax effect of adjustments[1]	19	17,860
Adjusted net income (loss)	$5,260	$(10,374)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Cash General and Administrative Expenses

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s)	March 31, 2026	December 31, 2025
General and administrative expense	$8,913	$18,280
Less: Share-based compensation expense	2,056	1,757
Less: Acquisition and divestiture costs	73	4,964
Less: Bad debt expense	—	1,101
Less: Severance payments	320	5,350
Less: Other	204	—
Total Cash General and Administrative Expense	$6,260	$5,108